INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of this 17th day of November, 2009, by and between Nuveen Mortgage Opportunity Term Fund, a Massachusetts business trust (the “Fund”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership and a federally registered investment adviser (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain the Sub-Adviser as its agent to furnish investment advisory services for the Fund, upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services to be Performed. Subject always to the supervision of the Fund’s Board of Trustees and Nuveen Asset Management, the Fund’s investment adviser (the “Adviser”), the Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of the Fund’s investment portfolio allocated by the Adviser to the Sub-Adviser, all on behalf of the Fund and as described in the investment policy section of the Fund’s registration statement on Form N-2 as declared effective by the Securities and Exchange Commission, as such policies described therein may subsequently be changed by the Fund’s Board of Trustees and publicly described. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund’s investments in securities selected for the Fund by the Sub-Adviser hereunder, and will comply with the provisions of the Fund’s Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund. The Adviser will provide the Sub-Adviser with current copies of the Fund’s Declaration of Trust, By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to the Sub-Adviser’s performance under this Agreement. The Sub-Adviser and the Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. The Sub-Adviser will report to the Board of Trustees and to the Adviser with respect to the implementation of such program.

The Sub-Adviser will vote all proxies solicited by or with respect to the issuers of securities which assets of the Fund’s investment portfolio allocated by the Adviser to the Sub-Adviser are invested, consistent with its proxy voting guidelines and based upon the best interests of the Fund. The Sub-Adviser will maintain appropriate records detailing its voting of proxies on behalf of the Fund and upon reasonable request will provide a report setting forth the proposals voted on and how the Fund’s shares were voted, including the name of the corresponding issuers.

The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. The Sub-Adviser will properly communicate to the officers and trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Fund, the Adviser, the Sub-Adviser or any affiliated person of the Fund, the Adviser, or the Sub-Adviser, except as may be permitted under the 1940 Act.

In performing its services hereunder, the Sub-Adviser may engage any of its affiliates to the extent legal permissible under applicable law, provided that the Sub-Adviser will remain liable to the Fund at all times for the performance of its obligations hereunder, will remain responsible for the acts and omissions of such affiliates, and will be solely responsible for any fees owed to such affiliates.

The Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)	will report regularly to the Adviser and to the Board of Trustees of the Fund and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund with respect to the portion of the Fund’s portfolio allocated to the Sub-Adviser and the performance of the Fund’s investment portfolio allocated to the Sub-Adviser in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by the Adviser;

(d)	will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Fund, and will notify the Adviser promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which the Fund’s securities are priced on a given day) that may materially impact the pricing of one or more securities in the Sub-Adviser’s portion of the portfolio; and in addition, the Sub-Adviser will assist the Adviser in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected security or securities; and

(e)	will prepare such books and records with respect to the Fund’s securities transactions for the portion of the Fund’s investment portfolio allocated to the Sub-Adviser as requested by the Adviser and will furnish the Adviser and the Fund’s Board of Trustees such periodic and special reports as the Board or the Adviser may reasonably request.

3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee equal to 60% of the sum of the Fund-Level Fee and the Complex-Level Fee, as such terms are defined below.

A. The Fund-Level Fee shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

Average Total Daily Managed Assets(1)	Rate
For the first $125 million	0.9500%
For the next $125 million	0.9375%
For the next $150 million	0.9250%
For the next $200 million	0.9125%

(1)

“Managed Assets” means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating effective leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of effective leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of generally accepted accounting principles), such as, but not limited to, leverage at the Master PPIP Fund level attributable to the Fund’s investment in the Feeder PPIP Fund, as such terms are defined in the Fund’s registration statement on Form N-2 as declared effective by the Securities and Exchange Commission.

B. The Complex-Level Fee shall be calculated by reference to the “managed assets” of the Eligible Funds, as defined below (“managed assets” is defined in each Eligible Fund’s management agreement to generally include assets attributable to any preferred shares that may be outstanding and any borrowings (including the issuance of commercial paper or notes) for the purposes of effective leverage) (“Complex-Level Assets”)), pursuant to the following annual fee schedule:

Effective Rate at Breakpoint Level (%)
Complex-Level Asset Breakpoint Level ($ million)
55,000	0.2000
56,000	0.1996
57,000	0.1989
60,000	0.1961
63,000	0.1931
66,000	0.1900
71,000	0.1851
76,000	0.1806
80,000	0.1773
91,000	0.1691
125,000	0.1599
200,000	0.1505
250,000	0.1469
300,000	0.1445

C. “Eligible Funds,” for purposes of this Agreement, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the adviser’s parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund’s adviser’s rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds’ Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

The portfolio management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

5. Services to Others. The Adviser understands, and has advised the Fund’s Board of Trustees, that the Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to one or more other investment companies that are not a series of the Fund, provided that whenever the Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each. The Adviser recognizes, and has advised the Fund’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. It is further agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, the Adviser understands, and has advised the Fund’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full such efforts and service to the Fund. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

6. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination; Amendment. This Agreement shall become effective with respect to the Fund on the same date as the Investment Management Agreement between the Fund and the Adviser (the “Management Agreement”) becomes effective, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and shall remain in full force until August 1, 2011 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Adviser on no less than sixty (60) days’ written notice to the Sub-Adviser. This Agreement may be terminated by the Sub-Adviser without cause without payment of any penalty on no less than sixty (60) days’ prior written notice to the Adviser. This Agreement may also be terminated by the Fund with respect to the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund on no less than sixty (60) days’ written notice to the Sub-Adviser by the Fund.

This Agreement may be terminated with respect to the Fund at any time without the payment of any penalty by the Adviser, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination. This Agreement shall automatically terminate in the event the Management Agreement between the Adviser and the Fund is terminated, assigned or not renewed.

8. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party

If to the Fund:	If to the Sub-Adviser:

Nuveen Mortgage Opportunity	Wellington Management Company, LLP
Term Fund	75 State Street
333 West Wacker Drive	Boston, Massachusetts 02109
Chicago, Illinois 60606	Attention: James Adelsheim
Attention: Kevin J. McCarthy

With a copy to:	With a copy to:

Nuveen Investments, Inc.	s/a
333 West Wacker Drive
Chicago, Illinois 60606	same as above
Attention: General Counsel	Attention: General Counsel

or such address as such party may designate for the receipt of such notice.

9. Limitations on Liability. All parties hereto are expressly put on notice of the Fund’s Agreement and Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the Fund for the enforcement of any claims.

10. References to the Sub-Adviser. The Adviser may not use the names “Wellington” “Wellington Management” or “Wellington Management Company, LLP” or any variations thereof or the logo of the Sub-Adviser or any affiliate in the Fund’s registration statement or any promotional or sales materials without the prior approval of the Sub-Adviser, which the Sub-Adviser may grant in its sole discretion. The Sub-Adviser shall provide to the Adviser upon reasonable request information relating to it for inclusion in any promotional materials, and shall review and approve prior to first use any statements in such promotional materials relating to the Sub-Adviser and its affiliates. The Sub-Adviser will prepare and/or review such promotional materials on a basis which it believes in good faith is accurate, not misleading and appropriate under the circumstances. In connection with any such assistance, the Adviser understands and agrees that it is the sole responsibility of the Adviser to ensure that the contents, distribution and use of any promotional materials that are required to be filed with the Financial Industry Regulatory Authority comply at all times with any applicable provisions of law in any relevant jurisdiction. The Adviser further understands and agrees that the Sub-Adviser has no expertise in such laws and has not prepared or reviewed the promotional materials with reference to such laws, and that the Adviser’s approval of the contents of the promotional materials shall constitute its agreement that the contents thereof comply with such law.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

All confidential information provided by a party hereto shall not be disclosed to any third party without the prior consent of the providing party, except as necessary to perform services under this Agreement or the Management Agreement, or during a regular examination or audit of the party, or in connection with reports to the Fund’s Board of Trustees. The foregoing shall not apply to any information that is public when provided or thereafter becomes public without fault of any party or to any information that is requested by any regulatory authority with jurisdiction, or that is required to be disclosed by judicial or administrative process or otherwise by applicable law or regulation. For the avoidance of doubt, neither the Adviser nor the Fund shall make use of the investment decisions, recommendations or other confidential information provided by the Sub-Adviser for any account other than the assets managed by the Sub-Adviser without the prior written consent of the Sub-Adviser.

12. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 9 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

IN WITNESS WHEREOF, the Fund and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

NUVEEN MORTGAGE OPPORTUNITY TERM FUND, a Massachusetts business trust		WELLINGTON MANAGEMENT COMPANY, LLP., a Massachusetts limited liability partnership

By:	/s/ Kevin J. McCarthy	By:	/s/ Diane C. Nordin
Title:	Secretary	Title:	Senior Vice President

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